Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA PROVIDES CLINICAL UPDATE ON ARRY-502 FOR ASTHMA AT SCIENTIFIC MEETING
6.8% improvement in FEV1 versus placebo in high FENO subset representing half of treated patients
High FENO patients experienced 41% reduction in use of short-acting beta agonists

Boulder, Colo., (March 3, 2014) - Array BioPharma Inc. (NASDAQ: ARRY) reported full results from a randomized Phase 2 trial of ARRY-502 in patients with mild to moderate Th2-Driven Asthma at the 2014 American Academy Of Allergy, Asthma & Immunology (AAAAI) Annual Meeting.
ARRY-502, an oral CRTh2 antagonist, was studied in a 184-patient placebo-controlled, randomized, double‑blind Phase 2 trial in mild to moderate persistent allergic asthma, a population representing more than 12 million patients in the U.S. ARRY-502 met the primary endpoint in the trial, showing improved pre-bronchodilator Forced Expiratory Volume in one second (FEV1), a measure of lung function, by 3.9% versus placebo, achieving statistical significance (p=0.02). FEV1 responses for the total cohort were statistically significant on a week by week basis. A predefined endpoint using the median baseline value of FENO (fractional exhaled nitric oxide), a Th2 associated biomarker, was also evaluated. FENO measurement is an office-based, noninvasive method for evaluating pulmonary inflammation. Patients with elevated baseline FENO demonstrated enhanced activity with a median FEV1 improvement of 6.8% relative to placebo at week 4 (p=0.008). This is the first published report demonstrating that CRTh2 antagonism provides meaningful clinical benefit specifically in patients with high FENO.
Secondary efficacy endpoints also achieved statistical significance, including:

•	Reduced short-acting beta agonist (SABA) use [approximately 6 puffs per week difference versus placebo (p<0.001)]

•	Asthma control as measured by the Asthma Control Questionnaire (ACQ) (p<0.001)

•	Forced Vital Capacity (FVC) improvement (p=0.006)

•	Improvement in Rhinasthma and Asthma Quality of Life questionnaires (AQLQ) (p=0.007 and p=0.012, respectively)

Overall, ARRY-502 was well tolerated, with fewer adverse events in the ARRY-502 group as compared to the placebo group, including fewer asthma exacerbations (ARRY-502, n=4; placebo, n=9). There were no treatment-emergent serious adverse events in patients receiving ARRY-502 and all treatment-related adverse events were mild or moderate in severity. In addition, there were no significant changes observed in the safety signals QTc, hematology or vital signs in patients treated with ARRY-502. A total of 15 out of 184 patients discontinued the study early with fewer discontinuations occurring on the ARRY-502 arm (ARRY-502, n=4; placebo, n=11). Six of these discontinuations were due to asthma exacerbations (ARRY-502, n=1; placebo, n=5).
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“From these data, ARRY-502 shows robust activity in patients with Th2-driven mild-to-moderate asthma,” said Sally Wenzel M.D., Professor of Medicine and Director of the Asthma Institute at the University of Pittsburgh and lead investigator of this trial. “Furthermore, as the Th2 signature spans disease severity, ARRY-502 has the exciting potential to provide benefit to patients suffering from severe, corticosteroid-insensitive asthma.”
Ron Squarer, Chief Executive Officer of Array, noted, “With many asthma patients poorly controlled on currently available therapies, especially among severe asthmatics, an oral drug targeting a novel anti-inflammatory mechanism may present an important new option for millions of patients. We are seeking an appropriate partner to develop ARRY-502 to its full potential.”
About ARRY-502 and CRTh2
ARRY-502 is an oral, potent and highly selective CRTh2 antagonist designed to treat patients with allergic asthma. The CRTh2 receptor is expressed on Th2 T cells, basophils and eosinophils, and its ligand, prostaglandin D2 (PGD2), is released by mast cells. The results of this study demonstrate that the PGD2/CRTh2 axis plays a key role in the migration and activation of inflammatory cells leading to many symptoms of asthma including coughing, difficulty breathing and exacerbations. Because current asthma therapies do not fully target the Th2 pathway, antagonism of CRTh2 represents an exciting new approach to enhance disease control.
Based on its mechanism of action, ARRY-502 may provide the most patient benefit in a Th2 gene signature-enriched population. Several baseline Th2-related biomarkers were evaluated in the Phase 2 study. The Th2 gene signature, which is present in about half of the asthma population, spans mild, moderate and severe disease and suggests broad applicability for ARRY-502 in these patients as well as in other Th2-driven diseases like allergic rhinitis and atopic dermatitis.
About Asthma
It is estimated that approximately 25 million people in the United States have asthma causing significant morbidity and mortality.  The worldwide estimates are between 235-300 million people with 180,000 deaths annually. Despite the range of available asthma treatments, there remains a significant need for a convenient, safe and effective therapy for patients. Specifically, oral medications may provide improved adherence relative to inhaled and injectable therapies.
About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin, within the next year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520), for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (Novartis). For more information on Array, please go to www.arraybiopharma.com
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Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing clinical trials to support further development, regulatory approval or the marketing success of ARRY-502, and future plans to progress, develop and partner ARRY-502. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Array to continue to fund and successfully progress research and development efforts with respect to ARRY-502; the ability of Array to out-license further development of ARRY-502 on terms that are favorable to Array; the willingness of pharmaceutical and biotechnology companies to in-license drugs for their product pipelines; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of March 3, 2014 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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